SUB-ITEM 77Q1:  Exhibits

AMENDMENT #8
TO THE BY-LAWS
OF
FEDERATED GOVERNMENT INCOME SECURITIES, INC.
Effective September 21, 2004

Insert the following into Article IV, Officers and renumber Section 15 as
Section 16:
Section 15.  Chief Compliance Officer.  The Chief Compliance
Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule
38a-1 under the Investment Company Act of 1940, as amended.


SUB-ITEM 77Q1:  Exhibits

AMENDMENT #9
TO THE BY-LAWS
OF
FEDERATED GOVERNMENT INCOME SECURITIES, INC.
Effective August 18, 2005
Insert the following:
ARTICLE IX
INDEMNIFICATION
	Section 1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify its directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify its officers to the same extent as its directors and to such further extent as is consistent with law. The Corporation shall indemnify its directors and officers who while serving as directors or officers also serve at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership joint venture, trust, other enterprise or employee benefit plan to the fullest extent consistent with law. The indemnification and other rights provided by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article shall not protect any such person against any liability to the Corporation or any Shareholder thereof to which such person would otherwise be subject by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his office ("disabling conduct").
	Section 2. ACTION BY DIRECTOR AGAINST THE CORPORATION. With respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (i) was authorized by a majority of the Directors or (ii) was instituted by the indemnitee to enforce his rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification.
	Section 3. SURVIVAL. The rights to indemnification set forth herein shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his heirs, executors and personal and legal representatives.
	Section 4. AMENDMENTS. References in this Article are to the Maryland General Corporation Law and to the Investment Company Act of 1940, as from time to time amended. No amendment or restatement of these by-laws or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Director or officer of the Corporation or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.
	Section 5. PROCEDURE. Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination
(i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are neither "interested persons" of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors"), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable (or even if obtainable, if such majority so directs) independent legal counsel in a written opinion concludes, based on a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (f) below.
	Section 6. ADVANCES. Any current or former director or officer of the Corporation seeking indemnification within the scope of this Article shall be entitled to advances from the Corporation for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to fullest extent permissible under the Maryland General Corporation Law. The person seeking indemnification shall provide to the Corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the person seeking indemnification shall provide a security in form and amount acceptable to the Corporation for his undertaking; (b) the Corporation is insured against losses arising by reason of the advance, or (c) a majority of a quorum of Disinterested Non-Party Directors, or independent legal counsel, in a written opinion, shall be determined, based on a review of facts readily available to the Corporation at the time the advance is proposed to be made, that there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.
       Section 7. OTHER RIGHTS. The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under the Articles of Incorporation or the by-laws of the Corporation, by contract or otherwise under law, by a vote of stockholders or Directors who are "disinterested persons" (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he may be lawfully entitled.
       Section 8. INDEMNIFICATION OF EMPLOYEES AND AGENTS. Subject to any limitations provided by the Investment Company Act of 1940 Act or otherwise under the Articles of Incorporation or the by-laws of the Corporation, contract or otherwise under law, the Corporation shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other persons providing services to the Corporation or serving in any capacity at the request of the Corporation to the full extent permitted by applicable law, provided that such indemnification has been approved by a majority of the Directors.
Renumber remaining Articles appropriately.


SUB-ITEM 77Q1:  Exhibits

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED GOVERNMENT INCOME SECURITIES, INC.
       Effective January 1, 2006
Strike Section 1, GENERAL PROVISIONS, and Section 2, ELECTION, TERM OF OFFICE AND QUALIFICATIONS from Article IV - OFFICERS, in its entirety and replace with the following:
	Section 1. GENERAL PROVISIONS. The Officers of the Corporation shall be a President, one or more Executive Vice Presidents, one or more Senior
Vice Presidents, one or more Vice Presidents, a Treasurer, and a Secretary.
The Board of Directors, in its discretion, may elect or appoint one or more Vice Chairmen of the Board of Directors, and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. An Executive Vice President, Senior Vice President or Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President, Executive Vice President, Senior Vice President or Vice President may not be held by the same person concurrently. It shall not be necessary for any Director or any Officer to be a holder of shares in any Series or Class of the Corporation. Any Officer, or other such person as the Board may appoint, may preside at meetings of the Shareholders.
	Section 2. ELECTION, TERM OF OFFICE AND QUALIFICATIONS. The Officers shall be elected annually by the Board of Directors at its Annual Meeting.
Each Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal.
Strike Section 6, CHAIRMAN OF THE BOARD, Section 7, VICE CHAIRMAN OF THE
BOARD OF DIRECTORS, and Section 8, PRESIDENT, and Section 9, VICE PRESIDENT from Article IV - OFFICERS, in their entirety and replace with the following:
	Section 6. CHAIRMAN OF THE BOARD. The Board may elect from among its members a Chairman of the Board. The Chairman shall at all times be a Director who meets all applicable regulatory and other relevant requirements for serving in such capacity. The Chairman shall not be an Officer of the Corporation, but shall preside over meetings of the Board and shall have such other responsibilities in furthering the Board functions as may be assigned from time to time by the Board of Directors or prescribed by these By-Laws.
It shall be understood that the election of any Director as Chairman shall not impose on that person any duty, obligation, or liability that is greater than the duties, obligations, and liabilities imposed on that person as a Director in the absence of such election, and no Director who is so elected shall be held to a higher standard of care by virtue thereof. In addition, election as Chairman shall not affect in any way that Director's rights or entitlement to indemnification under the By-Laws or otherwise by the Corporation. The Chairman shall be elected by the Board annually to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as herein provided in these By-Laws. Each Director, including the Chairman, shall have one vote.
Resignation. The Chairman may resign at any time by giving written notice of resignation to the Board. Any such resignation shall take effect at the time specified in such notice, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Removal. The Chairman may be removed by majority vote of the Board with or without cause at any time.
Vacancy. Any vacancy in the office of Chairman, arising from any cause whatsoever, may be filled for the unexpired portion of the term of the office which shall be vacant by the vote of the Board.
Absence. If, for any reason, the Chairman is absent from a meeting of the board, the Board may select from among its members who are present at such meeting a Director to preside over such meeting.
	Section 7. VICE CHAIRMAN OF THE BOARD OF DIRECTORS. Any Vice Chairman shall perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation. The Vice Chairman need not be a Director.
       Section 8. PRESIDENT. The President of the Corporation shall be the principal executive officer of the Corporation. Unless other provisions are made therefor by the Board or Executive Committee, the President without limitation, shall employ and define the duties of all employees of the Corporation, shall have the power to discharge any such employees, shall exercise general supervision over the affairs of the Corporation and shall have the power to sign, in the name of and on behalf of the Corporation, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Corporation, and may, in the name of and on behalf of the Corporation, take all such action as the President may deem advisable in entering into agreements to purchase securities and other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property and shall perform such other duties as may be assigned to him from time to time by the Board of Directors.
       Section 9. VICE PRESIDENT. The Executive Vice President, Senior Vice President or Vice President, if any, in order of their rank as fixed by the Board or if not ranked, a Vice President designated by the Board, in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Board. Each Executive Vice President, Senior Vice President and Vice President shall have the power, without limitation, to sign, in the name of and on behalf of the Corporation, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Corporation, and may, in the name of and on behalf of the Corporation, take all such action as the Executive Vice President, Senior Vice President or Vice President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property and shall perform such other duties as may be assigned to him from time to time by the Board of Directors, the Executive Committee, or the President.